EXHIBIT 99.1

BioCryst Receives Additional NIAID Funding to Advance Development of BCX4430 to Treat Hemorrhagic Fever Virus Diseases

RESEARCH TRIANGLE PARK, N.C., July 05, 2016 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc. (NASDAQ:BCRX) today announced that the National Institute of Allergy and Infectious Diseases (NIAID) has provided additional funding for efficacy studies of BCX4430 in non-human primates to further assess effective dose regimens.

The funding represents an additional $5.5 million to BioCryst for the development of BCX4430 as a treatment for hemorrhagic fever viruses. The new total NIAID contract amount to advance the program through the completion of the Phase 1 clinical program could be up to $39.5 million, if all contract options are exercised. To date, approximately $35.4 million of funding has been awarded under the contract.

“With these additional funds, BioCryst will continue to evaluate dosing schedules, duration of treatment and delayed dosing from time of infection to support the selection of safe and effective human doses,” said Dr. William P. Sheridan, Chief Medical Officer at BioCryst.  “This additional support from NIAID emphasizes the importance of advancing the development of treatment options for deadly emerging infectious diseases such as Ebola virus and Marburg virus.”

This project is substantially funded with Federal funds from the National Institute of Allergy and Infectious Diseases, National Institutes of Health, Department of Health and Human Services.  Since September 2013, NIAID has supported BioCryst in developing BCX4430 as a therapeutic for Ebola and Marburg viruses under Contract No. HHSN272201300017C. In March 2015, the Biomedical Advanced Research and Development Authority (BARDA) within the U.S. Department of Health and Human Services’ Office of the Assistant Secretary for Preparedness and Response (ASPR) awarded BioCryst a contract, HHSO100201500007C, for the continued development of BCX4430 as a potential treatment for filoviruses. To date, the total value of the BARDA contract is $36.2 million, if all options are exercised.

BCX4430 is a broad spectrum antiviral that is advancing towards completion of a Phase 1 clinical development study of the intramuscular route of administration. BCX4430 has demonstrated survival benefits in nonclinical studies of infections with a variety of serious pathogens, including Ebola, Marburg, Yellow Fever and Zika viruses.

About the BSAV Program & BCX4430

BCX4430 is an RNA dependent-RNA polymerase inhibitor that has demonstrated broad-spectrum activity in vitro against more than 20 RNA viruses in nine different families, including filoviruses, togaviruses, bunyaviruses, arenaviruses, paramyxoviruses, coronaviruses and flaviviruses.  BioCryst is developing BCX4430 in collaboration with NIAID and the Biomedical Advanced Research and Development Authority (BARDA), following the Animal Rule regulatory pathway.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in rare diseases.  BioCryst’s ongoing development programs include oral plasma kallikrein inhibitors for hereditary angioedema, avoralstat, BCX7353 and other second generation compounds, and BCX4430, a broad spectrum viral RNA polymerase inhibitor. For more information, please visit the Company's website at www.BioCryst.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause BioCryst’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: that BioCryst or its licensees may not be able to enroll the required number of subjects in planned clinical trials of BCX4430 and that such clinical trials may not be successfully completed; that the Company or its licensees may not commence as expected additional pre-clinical studies or human clinical trials may not be commenced as expected or such studies may not be successfully completed; that the FDA may require additional studies beyond those planned for BCX4430, or may not provide regulatory clearances which may result in delay of planned clinical trials, or may impose a clinical hold on BCX4430, or withhold market approval for product candidates; that the Company may not be able to obtain additional funding for BCX4430; that government funding or other contracts for BCX4430 may have certain terms and conditions, including termination provisions, that subject the Company to additional risks; that the Company may lose current funding for the program; that its actual financial results may not be consistent with its expectations, including that 2016 operating expenses and cash usage may not be within management’s expected ranges.  Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in BioCryst’s projections and forward-looking statements.

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CONTACT: Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910